Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Galena Biopharma, Inc. (formerly, RXi Pharmaceuticals Corporation and herein the “Company”) of our report dated April 11, 2011, related to the financial statements of Apthera, Inc. as of and for the years ended December 31, 2010 and 2009 and for the period from July 20, 2005 (date of inception) to December 31, 2010, appearing in Item 9.01 of the Current Report on Form 8-K/A of the Company dated April 14, 2011.

We also consent to the reference to us under the caption “Experts.”

/s/ Lohman Company, PLLC

Mesa, Arizona

December 13, 2012